TIERONE CORPORATION
COMPENSATORY STOCK OPTION AGREEMENT
2003 STOCK OPTION PLAN

        A COMPENSATORY STOCK OPTION (“Option”) to purchase a total of «number» shares of the common stock, par value $.01 per share (“Common Stock”), of TierOne Corporation, Lincoln, Nebraska (the “Corporation”) is hereby granted to «name» (the “Optionee”) pursuant to the 2003 Stock Option Plan (“Plan”) of the Corporation. The Option granted hereby is subject to all the terms and conditions of the Plan and this Agreement. The Plan is incorporated by reference herein. Defined terms, unless otherwise defined herein, shall have the same meaning as set forth in the Plan.

    1.        Option Price. The option price shall be $17.83 for each share of Common Stock eligible to the exercised hereunder, which price is 100% of the Fair Market Value, as defined in Section 3.15 of the Plan, of the Common Stock on the date of grant of this Option.

    2.        Exercise of Option. This Option shall be exercisable pursuant to the provisions of Article VIII, Section 8.03 of the Plan, as follows:

    (a)        Schedule of Right of Exercise.

Years of Continuous Employment After Date of Grant of Option	Percentage of Total Shares of Common Stock Subject to Option Which May be Exercised
after 1 year	20%
after 2 years	40
after 3 years	60
after 4 years	80
after 5 years	100

        The right to exercise the Option pursuant to the above schedule is cumulative.

        Notwithstanding the foregoing, the Option shall become immediately vested and exercisable in full on the date the Optionee terminates his service as a Non-Employee Director (as defined in Section 3.17 of the Plan) with the Corporation or a Subsidiary Company (as defined in Section 3.25 of the Plan) because of his or her death, or Disability (as defined in Section 3.10 of the Plan) or as of the effective date of a Change in Control of the Corporation (as defined in Section 3.04 of the Plan).

    (b)       Method of Exercise. This Option shall be exercisable by written notice to the Secretary of the Corporation on the Compensatory Stock Option Exercise Form provided herewith which shall:

(i) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his or her address and Social Security number (or if more than one, the names, addresses and Social Security numbers of such persons);

(ii) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or person other than the Optionee, be accompanied by proof, satisfactory to counsel for the Corporation, of the right of such person or persons to exercise the Option;

(iii) be in writing and delivered in person or by certified mail to the Secretary of the Corporation at its executive office located at 1235 N Street, Lincoln, Nebraska 68508, Attention: Eugene B. Witkowicz; and

(iv) be accompanied by payment for, or irrevocable instructions to a broker to sell, the shares of Common Stock with respect to which the Option is being exercised.

        Payment in full of the purchase price for shares of Common Stock purchased pursuant to the exercise of the Option shall be made to the Corporation upon exercise of the Option. Payment for shares may be made by the Optionee (i) in cash or by check, (ii) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to sell the shares and then to properly deliver to the Corporation the amount of sale proceeds to pay the exercise price, all in accordance with applicable laws and regulations, plus any required amount to meet any tax withholding requirements of federal and/or state law or (iii) at the sole discretion of the Board or the Committee by delivering shares of Common Stock (including shares acquired pursuant to a previous partial exercise of the Option or the exercise of another option) equal in Fair Market Value to the purchase price of the shares to be acquired pursuant to the Option, by withholding some of the shares of Common Stock which are being purchased upon exercise of an Option, or any combination of the foregoing. With respect to subclause (iii) hereof, the shares of Common Stock delivered to pay the purchase price must have either been (x) purchased in open market transactions or (y) issued by the Corporation pursuant to a plan thereof in each case more than six months prior to the exercise date of the Option.

    (c)        Restrictions on Exercise. This Option may not be exercised if the issuance of the shares of Common Stock upon such exercise would constitute a violation of any applicable federal or state securities law or regulation or any other law or valid regulation. As a condition to the exercise of this Option, the Corporation may require the person exercising this Option to make any representation or warranty to the Corporation as may be required by any applicable law or regulation, and may require the Optionee to comply with the matters set forth in Sections 4.05 and 4.06 of the Plan.

    3.        Non-transferability of Option. This Option may not be transferred except as provided in Section 8.05 of the Plan. Pursuant to Section 8.05, the Optionee may transfer the Option in whole or in part to his immediate family or to a duly established trust for the benefit of one or more of these individuals. For purposes of the Plan, “immediate family” includes but is not necessarily limited to, the Optionee’s spouse, children (including stepchildren), parents, grandchildren and great grandchildren. Options so transferred may thereafter be transferred only to the Optionee or to an individual or trust to whom the Optionee could have initially transferred the Option pursuant to Section 8.05. Options which are transferred pursuant to Section 8.05 shall be exercisable by the transferee according to the same terms and conditions as applied to the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

    4.        Term of Option. This Option may not be exercised later than the earlier to occur of (i) ten years from the date of grant of this Option, or (ii) six (6) months after the date on which the Optionee ceases to serve as a Director, Advisory Director or Director Emeritus of the Corporation and all Company Subsidiaries, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement. If the Optionee terminates his or her service as a Non-Employee Director with the Corporation or a Subsidiary Company as a result of Disability or Retirement without having fully exercised his or her Option, the Optionee shall have the right, during the three (3) year period following his or her termination due to Disability or Retirement, to exercise such Option to the extent such Option has vested in accordance with the terms hereof and the Plan at the time of termination for Disability or Retirement. If the Optionee dies while in the service of the Corporation or a Subsidiary Company or terminates service with the Corporation or a Subsidiary Company as a result of Disability or Retirement and dies without having fully exercised his or her vested Option, the executors, administrators, legatees or distributees of his or her estate shall have the right, during the one (1) year period following his or her death, to exercise such Option. If the Optionee terminates his or her service as a Non-Employee Director with the Corporation or a Subsidiary Company following a Change in Control of the Corporation without having fully exercised his or her Option, the Optionee shall have the right to exercise such Option to the extent vested at the time of such termination during the remainder of the original ten (10) year term of the Option from the date of grant.

    5.        Withholding. The Corporation shall be entitled to withhold from any compensation or other payments then or thereafter due to the Optionee such amounts as may be necessary to satisfy any withholding requirements of federal or state law or regulation and, further, to collect from the Optionee any additional amounts which may be required for such purpose.

    6.        Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding in the absence of action by the Board.

    7.        Terms and Conditions. The terms and conditions included in the Plan are incorporated herein by reference, and to the extent that any conflict may exist between the terms and conditions included in the Plan and the terms of this Agreement the terms and conditions included in the Plan shall control.

    8.        Not an Employment Contract. The Option will not confer on the Optionee any right with respect to continuance of service with the Corporation or any Subsidiary Company, nor will it interfere in any way with any right the Company or any Subsidiary Company would otherwise have to terminate or modify the terms of the Optionee’s service at anytime.

    9.        Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by facsimile or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Optionee, at the Optionee’s address indicated by the Corporation’s records, or if to the Corporation, at the Corporation’s executive office.

    10.        No Rights As Shareholder. The Optionee shall not have any rights of a shareholder with respect to the shares subject to the Option until a stock certificate has been duly issued following exercise of the Option as provided herein.

    11.        Amendment. This Agreement may be amended by written agreement of the Optionee and the Corporation, without the consent of any other person; provided, however, in no event shall the Board or the Committee without shareholder approval amend the Option in any manner that effectively allows the repricing of the Option either through a reduction in the exercise price or through the cancellation and regrant of a new Option in exchange for the cancelled Option (except as permitted pursuant to Article IX of the Plan in connection with a change in the Corporation’s capitalization).

    12.        Deferral. The Optionee may elect, with the concurrence of the Committee and in accordance with the provisions of Article XIII of the Plan and any rules and regulations established by the Committee pursuant thereto, to defer the delivery of the proceeds of the exercise of the Option (to the extent the Option has not been transferred as permitted by Section 8.05 of the Plan).

ATTEST:	TIERONE CORPORATION
____________________________	By: _____________________________________
Eugene B. Witkowicz	Gilbert G. Lundstrom
Secretary	Chairman and Chief Executive Officer
(Seal)	OPTIONEE
_____________________________________
(Name)
Date of Grant: (date of grant)	(The Optionee)

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